Exhibit 99.1

RE:	PRA International
12120 Sunset Hills Road, Suite 600
Reston, VA 20190
703-464-6300

TRADED: Nasdaq: PRAI
FOR YOUR INFORMATION:

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
Matt Bond	Kathy Waller
Senior Vice President and CFO	Analyst Contact
703-464-6300	312-640-6696
FOR IMMEDIATE RELEASE
WEDNESDAY, JANUARY 11, 2006
PRA INTERNATIONAL PROVIDES 2006 EARNINGS GUIDANCE
$479 Million in New Business Awards for 2005
Reston, Virginia, January 11, 2006—PRA International (Nasdaq: PRAI), a leading clinical research organization, today issued earnings guidance for 2006.
For the 2006 year, the Company expects service revenue, excluding reimbursed out-of-pocket costs associated with client projects and programs, to be in the range of $325 to $330 million. Earnings per diluted common share for the full year 2006 are expected to be in the range of $1.27 to $1.31, which includes the impact of stock option expense. Without the non-cash stock option expense, the earnings per diluted share are expected to be in the range of $1.37 to $1.41. Based on preliminary unaudited results, the Company anticipates 2005 service revenue of approximately $295 million and earnings per diluted common share of approximately $1.30, without the non-cash stock option expense. The reduction in service revenue and diluted earnings per share in the fourth quarter is due to delayed initiation of three major biotech awards and the timing of execution of certain change orders.
Service revenue is the most directly comparable GAAP financial measure to total revenue excluding reimbursed out-of-pocket costs associated with client projects and programs. Although service revenue excluding reimbursed out-of-pocket costs associated with client projects and programs is not superior to or a substitute for GAAP total revenue, PRA excludes reimbursed out-of-pocket costs from its forecasted 2006 net service revenue because they are difficult to predict and are immaterial because they do not affect operating income, net income, or earnings per share. PRA further believes this non-GAAP financial information is useful to investors because it more accurately reflects the revenue that will be generated by the services PRA expects to provide in 2006, and because it provides information for period-to-period comparisons.
MORE

PRA International
Add 1
Beginning in January 2006, PRA will be required by GAAP to include stock compensation expense for stock options in computing net income. At that time, earnings per share will be the most directly comparable GAAP financial measure to earnings per share excluding stock option expense, which is not superior to or a substitute for the GAAP earnings per share. Stock option expense will depend on, among other things, the volatility and market price of PRA’s common stock.
“We successfully completed our first full year as a public company in 2005, we grew our revenues and earnings to record levels, built upon our leadership position in the challenging areas of oncology and central nervous system, as well as our other core therapeutic areas of cardiovascular and respiratory disease, and maximized our opportunities for success at every customer touch point as we continue to execute on our Project Assurance commitment,” said Pat Donnelly, PRA president and chief executive officer. “We also leveraged PRA International’s position as the provider of choice for both established and emerging pharmaceutical and biotech companies seeking the highest quality services for complex global studies. Our unique capabilities resulted in a record $479 million in new business awards in 2005 with $161 million in the most recent quarter alone.”
PRA will hold a conference call today at 9:00 a.m. Eastern to provide supporting detail on the earnings guidance for 2006. The Company will also discuss 2005 new business awards and contract cancellations. The call will be available via live webcast at www.prainternational.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available at the site thru February 10, 2006.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements that are subject to risks and uncertainties relating to PRA International’s future financial and business performance, including estimates of net income and service revenue, as well as any other predictive statements dependent upon future events or conditions, or that include words such as “expect”, “anticipate”, “intend”, “plan”, “believe”, “seek”, “may”, “will”, “estimate” or similar expressions of futurity. You should not place undue reliance on any forward-looking statements, which represent the Company’s estimates only as of the date of this news release and are not intended to give any assurance as to actual future results. Factors that might cause future results to differ include: the amount of reimbursed out-of-pocket costs associated with client projects and programs; the amount of non-cash stock option expense, which will depend on the Company’s stock price and fluctuations in the price over time; and general economic and business conditions. PRA International’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions the Company believes to be reasonable based upon available information, they are subject to risks and uncertainties that are described more fully in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K. This document can be accessed in the SEC’s EDGAR database found at www.sec.gov. Please note that PRA International assumes no obligation to update any of the forward-looking statements in this release, except as required by applicable securities laws.
MORE

PRA International Inc.
Add 2
About PRA International
PRA International is one of the world’s leading clinical development organizations, with over 2,400 employees working from offices in North America, Europe, South America, Africa, Australia and Asia. PRA, an ISO 9001:2000 registered company, delivers services to its clients through a unique approach called Project Assurance®, which represents the company’s commitment to reliable service delivery, program-level therapeutic expertise, global access to knowledge, and involved senior management.
To learn more about PRA International, please visit http://www.prainternational.com.
####